For Immediate Release
Eagle Pharmaceuticals, Inc. Reports First Quarter 2016 Results; Bendeka achieves 71% total market share
-- Bendeka leads with approximately 77% market share among hospital outpatients and clinics --
WOODCLIFF LAKE, N.J.—May 9, 2016—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the first quarter ended March 31, 2016. Highlights of and subsequent to the first quarter of 2016 include:
Business Highlights:

•
Bendeka® was launched January 28, 2016 by Eagle’s marketing partner, Teva Pharmaceutical Industries (Teva); total market share, as of May 6, 2016, was 71% and 77% in core hospital outpatient and clinic segments combined (representing 70% of the total market);

•
Eagle entered into an agreement with the National Institutes of Health (NIH)/National Institute on Drug Abuse (NIDA) to explore the use of Ryanodex® in the treatment of hyperthermia related to MDMA (Ecstasy) and Methamphetamine intoxication;

•	Eagle entered into an agreement to divest diclofenac-misoprostsol to a third party in exchange for $1.75 million and a 25% royalty on net profits for five years; and,

•	Eagle completed its first quarter with an internal salesforce fully focused on commercialization of Eagle’s in-market products.
Financial Highlights:

•	Total revenue was $29.6 million during the first quarter of 2016 compared to $36.3 million for the three months ended March 31, 2015;

•	Product sales increased to $14.1 million during the first quarter of 2016 compared to $3.1 million for the three months ended March 31, 2015;

•	Sales of Ryanodex grew 5% quarter over quarter to $1.9 million during the first quarter of 2016;

•
Net loss was $896,000, or $0.06 per basic and diluted share, compared to net income of $19.7 million, or $1.38 per basic and $1.31 per diluted share, for the three months ended March 31, 2016 and 2015, respectively; and,

•	Cash and cash equivalents were $78.3 million as of March 31, 2016.
“Our business outlook for the Company remains bright. Our bendamustine product family offers significant opportunity for growth and is being accepted well by physicians and patients. Assuming bendamustine generics do not come to market, and with Bendeka gaining momentum, based on its product profile which customers seem to prefer, we believe Bendeka is on track to reach Teva's and our shared goal of 90% market share or greater and will be an important earnings driver for Eagle for years to come,” said Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.
“In addition to our other product candidates, we believe Ryanodex has the potential for multiple additional clinical indications. These opportunities in treating exertional heat stroke and ecstasy and methamphetamine intoxication, if approved, would open up significant new markets for the product. We are encouraged by the potential of our products to deliver solutions that address life-threatening conditions and improve treatment outcomes and look forward to upcoming milestones that we expect will drive meaningful earnings growth,” concluded Tarriff.
First Quarter 2016 Financial Results
Total revenue for the three months ended March 31, 2016 was $29.6 million, as compared to $36.3 million for the three months ended March 31, 2015. A summary of total revenue is outlined below:

	Three Months Ended March 31,		Increase/(Decrease)
	2016	2015
	(in thousands)
Product sales	$14,122	$3,056	$11,066
Royalty income	9,469	3,253	6,216
License and other income	6,000	30,000	(24,000)
Total revenue	$29,591	$36,309	$(6,718)
Product sales increased $11.1 million to $14.1 million in the first quarter of 2016 driven by $10.3 million in net product sales of Bendeka, 5% growth in Ryanodex net product sales to $1.9 million, $0.9 million in net sales of Docetaxel and increases in net sales of Diclofenac-misoprostol, offset by a decrease in Argatroban product sales to our commercial partners.
The $6.2 million increase in royalty income to $9.5 million was driven by the launch of Bendeka during the first quarter of 2016.
License and other income in the three months ended March 31, 2016 was $6 million compared with $30 million in the prior year quarter. This $6 million reflects revenue previously deferred from the 2010 sale of a non-core asset subject to a claw back provision, which has now expired.

Cost of revenue increased by $8.6 million to $14.5 million in the three months ended March 31, 2016 from $5.9 million in the three months ended March 31, 2015. This $8.6 million net increase resulted primarily from the cost of Bendeka product sales, Docetaxel and Diclofenac-misoprostol, offset by a decrease in cost of revenue for Ryanodex due to spoiled inventory, and lower Argatroban product sales.
Research and development expenses increased by $0.4 million to $6.7 million in the three months ended March 31, 2016, compared to $6.3 million in the prior year quarter. The increase is due primarily to the successful completion of the clinical treatment portion of the safety and efficacy study of Ryanodex for exertional heatstroke, investment in Kangio and other pipeline products, and higher R&D personnel costs offset by a decrease in spending related to bendamustine.
SG&A expenses were $11 million in the first quarter of 2016 compared to $4 million in the three months ended March 31, 2015. Personnel-related expenses accounted for the bulk of the $7 million increase and were due to overall expansion of the business.
Net loss for the first quarter was $896,000, or $0.06 per basic share and diluted share, compared to a net income of $19.7 million, or $1.38 per basic and $1.31 per diluted share in the three months ended March 31, 2015, as a result of the factors discussed above.
Liquidity
As of March 31, 2016, the Company had $78.3 million in cash and cash equivalents; $15 million in receivables due from Teva; $200.3 million in additional paid in capital; and $92.3 million in stockholders’ equity.
Conference Call
As previously announced, Eagle management will host its first quarter 2016 conference call as follows:

Date	Monday, May 9, 2016
Time	9:00 A.M. EDT
Toll free (U.S.)	888-632-3384
International	785-424-1675
Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call's completion by dialing 800-753-9134 (US) or 402-220-2678 (International) and entering conference call ID EGRXQ116. The webcast will be archived for 30 days at the aforementioned URL.
About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “look forward,” “on track,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the achievement of milestones under the license agreement with Cephalon, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd (“Teva”), for the U.S. and Canadian rights to Eagle’s bendamustine hydrochloride rapid infusion product and their impact on Eagle’s profitability; and replicating the success of our sales of Ryanodex® for our other product candidates either through joint or direct marketing efforts,. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: the level of success of commercialization of the rapid infusion bendamustine product by Teva; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products, successful compliance with FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2015, and its other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
Investor Relations for Eagle Pharmaceuticals, Inc.:
Lisa M. Wilson
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

-- Financial tables follow –

EAGLE PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,287	$79,083
Accounts receivable	26,526	26,267
Inventories	7,761	15,042
Prepaid expenses and other current assets	2,048	1,865
Total current assets	114,622	122,257
Property and equipment, net	2,869	2,205
Intangible assets, net	11,116	—
Other assets	94	143
Total assets	$128,701	$124,605
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,295	$3,857
Accrued expenses	19,561	24,405
Current portion of accrued royalty payable	1,012	—
Deferred revenue	—	6,000
Total current liabilities	30,868	34,262
Accrued royalty payable	5,517	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,636,387 issued and outstanding as of March 31, 2016 and December 31, 2015	15	15
Additional paid in capital	200,309	197,440
Accumulated deficit	(108,008)	(107,112)
Total stockholders' equity	92,316	90,343
Total liabilities and stockholders' equity	$128,701	$124,605

EAGLE PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue:
Product sales	$14,122	$3,056
Royalty income	9,469	3,253
License and other income	6,000	30,000
Total revenue	29,591	36,309
Operating expenses:
Cost of revenue	14,589	5,948
Research and development	6,676	6,285
Selling, general and administrative	10,973	3,986
Net proceeds from sale of asset	(1,750)	—
Total operating expenses	30,488	16,219
Income (Loss) from operations	(897	20,090
Interest income	21	7
Interest expense	(1)	(1)
Total other income	20	6
Income (Loss) before income tax provision	(877)	20,096
Income tax provision	(19)	(399)
Net Income (Loss)	$(896)	$19,697
Earnings per share attributable to common stockholders:
Basic	$(0.06)	$1.38
Diluted	$(0.06)	$1.31
Weighted average number of common shares outstanding:
Basic	15,636,387	14,247,019
Diluted	15,636,387	15,041,011